Exhibit 99.1

Parametric Sound Announces Closing of New $60 Million Credit Facility

SAN DIEGO, CA, April 1, 2014 – Parametric Sound Corporation (NASDAQ: PAMT) is pleased to announce that it has entered into a new five year $60 million asset-based revolving credit facility (the “ABL Facility”) with Bank of America. The new credit facility replaces Parametric Sound Corporation’s previous credit facility and will provide improved and expanded funding for both U.S. and European operations.

“This new ABL Facility provides more borrowing capacity, better terms and a lower interest rate than our prior facility,” said John Hanson, Chief Financial Officer of Parametric Sound Corporation. “We believe this new agreement reflects our strong financial fundamentals and the confidence our lender has in our company.”

Details of the new financing are included in a corresponding Form 8-K filing.

“The new credit facility will allow us to better finance our international operations, which is an important growth vehicle of our gaming headset business,” said Juergen Stark, Chief Executive Officer of Parametric Sound Corporation. “Securing financing that is properly aligned with our business and our long-term growth strategy is an important milestone for our company and we are delighted to be working with Bank of America.”

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About Parametric Sound

Parametric Sound Corporation is an audio technology company that markets innovative products under the Turtle Beach and HyperSound brands.

The company designs and markets premium audio peripherals for video game consoles, personal computers and mobile devices under the brand Turtle Beach (TurtleBeach.com), including officially-licensed headsets for the next-generation Xbox One and PlayStation 4 consoles. Turtle Beach is the leading brand in video game audio and the official audio provider for Major League Gaming, the world’s largest eSports league, and Twitch, the world’s leading video platform and community for gamers.

Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that beam sound to a specific listening area without the ambient noise of traditional speakers. HyperSound has applications in digital signage and kiosks, consumer electronics and health care.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, our indebtedness and other factors detailed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the SEC. Except as required by law, the Company specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For more information:

Anne Rakunas

Investor Relations

Anne Rakunas@icrinc.com

+1-310-954-1113

David Lowey

Corporate Communications

david.lowey@turtlebeach.com

+1-914-844-2759